Exhibit 4.27

THE SYMBOL “[****]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

Master Development Services Agreement

Contract No: 57F4-490B

between

Famewave Ltd.,

One Azrieli Center, Round Tower

Tel Aviv 6701101

Israel

(“Customer”)

and

Rentschler Biopharma SE

Erwin-Rentschler-Straße 21,

88471 Laupheim,

Germany

(“Rentschler”)

each called a “Party”, together the “Parties”.

This Agreement is entered into between the Parties as of August 05, 2019 (the “Effective Date”).

1.	Preamble

WHEREAS, Rentschler is a company with long lasting experience on a worldwidelevel engaged mainly in the field of biopharmaceutical development, service and manufacturing; and,

WHEREAS, Customer is a company engaged in the field of pharmaceutical research and conduct of clinical trials; and

WHEREAS, Rentschler has in the past provided certain development services in connection with the Product and has agreed to provide certain development services and the supply of the Product to Customer for clinical demands, subject to the terms and conditions set forth herein.

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Master Service and Development Agreement	Customer/ Rentschler

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:

2.	Definitions

Whenever used in this Agreement with an initial capital letter, the respective terms shall have the meanings as listed hereinafter.

-	“Affiliate” means, with respect to a Party, any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with such Party. For the purpose of this definition “control” means (a) in the case of a corporate entity, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of a non-corporate entity, the direct or indirect power to manage, direct or cause the direction of the management and policies of the non-corporate entity or the power to elect at least fifty percent (50%) of the members of the governing body of such non-corporate entity.

-	“Agreement” means this Master Development Services Agreement.

-	“Amendment to a Work Order” shall have the meaning pursuant to Section 3.6.

-	“Background IP” shall mean, in relation to a Party, the Intellectual Property and Know-How (i) owned by or licensed to that Party or any of its Affiliates prior to or as at the Effective Date, or (ii) following the Effective Date inlicensed by that Party or any of its Affiliates or which that Party can prove by written evidence was developed by that Party or any of its Affiliates independently and without access to or use of the other Party’s Background IP.

-	“Business Day” shall be a day (not being a Friday, Saturday or Sunday) when banks are open for general business in Israel, and Laupheim, Germany.

-	“Cellca” means Sartorius Stedim Cellca GmbH, , Marie-Goeppert-Mayer-Strasse 9, 89081 Ulm, Germany.

-	“Change Offer” shall have the meaning pursuant to Section 3.6.

-	“Confidential Information” means all information or data, whether provided in written, oral, graphic, video, computer, electronic or other form or medium, provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”). “Confidential Information” of Customer shall include the documents described in Section 17.1 and the items described in Section 17.3.

-	“Customer Background IP” shall mean the Background IP of Customer made or to be made available by Customer to Rentschler for the purposes of the performance by Rentschler of its obligations under this Agreement. The master cell bank of the Product shall be part of Customer Background IP.

-	“Customer Improvements” shall mean any and all improvements, enhancements or modifications (i) made or first reduced to practice by Rentschler during the performance by Rentschler of its obligations under this Agreement, or (ii) otherwise arising from the use of Customer Background IP by Rentschler during the performance by Rentschler of its obligations under this Agreement, in each case (i) and (ii) relating specifically and exclusively to Customer Background IP.

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Master Service and Development Agreement	Customer/ Rentschler

-	“Customer Material” means all materials, data and Know-How provided by Customer to Rentschler necessary for the Services.

-	“Exit Fees” shall have the meaning as set forth in Section 11.2.

-	“Extranet” means the online communication platform for exchanging information relevant for the Services as stated in Section 23.

-	“Facility” means Rentschler´s pharmaceutical facility located in Laupheim, Erwin- Rentschler-Strasse 21.

-	“Good Manufacturing Practices” or “cGMP” means the current good manufacturing practices including EU GMP Guide, 21 CFR, ICH Q7A, 21 CFR, EU guide and their current official interpretations applicable to the manufacturing of drug substances

-	“Intellectual Property” means any inventions, information, results, data, hypotheses, discoveries, developments, Know-How, production methods, laboratory test results, owned or in the possession of a Party, including, but not limited to, any patent, copyright, registered design, trademarks, trade secrets, or other industrial or intellectual property right, including any and all improvements, enhancements, derivatives and residuals, whether registered or unregistered and applications for any of the foregoing in any country, and any other intellectual property rights.

-	“Know-How” shall mean any information or material, whether proprietary or not or whether patentable or copyrightable or not, which is not in the public domain including, inventions, discoveries, data, formulae, specifications, data analysis, developments, techniques, materials, processes, procedures of manufacture, compositions of matter or methods of use and trade secrets.

-	“Leukocare” means Rentschler’s strategic partner Leucocare AG, Am Klopferspitz 19, 82152 Martinsried/Munich, Germany.

-	“Conform”, “Conformed” and “Conforming” shall, when used in reference to a Product and/or Service, mean a Product and/or Service manufactured and supplied in accordance with applicable law, the terms of the relevant confirmed Work Order, the specifications, the terms of the Quality Agreement, including cGMP (if applicable).

-	“Product” means the product manufactured by the Services and dispatched for delivery by Rentschler.

-	“Quality Agreement” shall have the meaning pursuant to Section 3.3.

-	“Release” or “Released” shall mean with respect to a batch of a Product, the release of the Product by Rentschler’s qualified person arising from such batch to Customer in accordance with the terms of the Quality Agreement.

-	“Representatives” has the meaning as set forth in Section 6.

-	“Services” means the development work, manufacturing and delivery of the Product to the Customer and any further analytical services provided by Rentschler under the terms of this Agreement due to the respective Work Order.

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Master Service and Development Agreement	Customer/ Rentschler

-	“Rentschler Background IP” means the Background IP of Rentschler and its Affiliates, used for the purposes of the performance of its obligations under this Agreement, including for the process development, manufacture of the Product as well as regulatory and quality support pursuant to this Agreement.

-	“Work Order” shall mean a written statement of the Services to be performed by Rentschler under this Agreement, which has been executed by both Parties and includes, without limitation, the project specifications, scope and schedule, descriptions of the Services and Rentschler compensation.

-	“Work Results” shall mean any and all raw data, test or validation results, methods, records, reports and other information generated through or in connection with the performance of the Services which (i) are defined as deliverables in the respective Work Order and/or (ii) relate to the Customer Materials, the Product, the API or any intermediates, or the manufacturing process for the Product.

3.	Scope of Services

3.1.	Rentschler shall provide the Services as more particularly described in a Work Order. Each Work Order is hereby incorporated by reference in this Agreement. Each Work Order shall (i) reference this Agreement and be governed by and subject to the terms of this Agreement, including all schedules and documents incorporated by reference herein; (ii) describe all of the Services that Rentschler is required to provide to Customer thereunder; and (iii) describe the fees and expenses, if any, for the Services being provided thereunder. Rentschler shall not be obliged to begin work on any Services without a fully executed Work Order.

3.2.	The overall objective of this Agreement is to govern the terms and conditions pursuant to which Rentschler will provide the Services to the Customer for the clinical or medical investigational purposes. Rentschler is obliged to provide the Services in accordance with the terms of this Agreement, the respective Work Order and applicable law and regulations, including cGMP.

3.3.	The pharmaceutical aspects of the Services and the division of responsibilities between the Parties in relation to such Services are regulated in a separate quality agreement (“Quality Agreement”) between the Parties, which is attached hereto as Schedule A and incorporated herein by reference. In case there are any contradictions or inconsistencies between this Agreement and the Quality Agreement, this Agreement and the Work Order shall prevail in matters that are not related to cGMP. For the avoidance of doubt, aspects and terms of delivery stipulated by and addressed in INCOTERMS shall be deemed to be non-pharmaceutical aspects and shall therefore be stipulated in accordance with this Agreement or the Work Order at all times. In case of inconsistencies between this Agreement and the Work Order, this Agreement shall prevail unless expressly provided otherwise for in the Work Order.

3.4.	Based on the information and material provided by Customer, Rentschler will quote Services to Customer by Work Orders referring to this Agreement. In case of inconsistencies between this Agreement and a Work Order referring to it and unless expressly specified otherwise in writing, the terms of this Agreement shall prevail.

3.5.	For information purposes only on a calendar quarterly basis, upon request by Rentschler, Customer shall provide Rentschler with a written forecast of expected capacity requirements over at least the next eighteen (18) months for additional Services relating to Products (“Forecast”).

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Master Service and Development Agreement	Customer/ Rentschler

3.6.	Any change in the terms of a Work Order will require a written amendment or change order to the respective Work Order mutually agreed upon and executed by duly authorized representatives of both Parties (an “Amendment to a Work Order”). Each Amendment to a Work Order will set forth the requested changes to the applicable task, responsibility, duty, budget, timeline or other matters that will become effective upon the execution of the Amendment to a Work Order by both Parties. Upon a change request by Customer, Rentschler will produce an offer (the “Change Offer”) encompassing the requested changes to the respective Work Order, if and to the extent commercially and technically feasible, in due course. The terms of such Change Offer shall become a binding part of the respective Work Order upon mutual execution of such Change Offer. In case the Customer rejects the Change offer, Rentschler will continue to perform the Services as set out in the respective (unchanged) Work Order.

4.	Customer Obligations

4.1.	Customer is responsible

-	to provide complete and accurate requirements to define the scope of the Services,

-	to provide Rentschler with complete and accurate information and sufficient material necessary to perform the Services if so defined in a Work Order,

-	to perform such other obligations as Rentschler may reasonably request from time to time and for the suitability of the provided materials and information mentioned above for the Services,

-	to reasonably cooperate with Rentschler for the successful completion of the Services,

-	if a Work Order contains a delivery of Product, provide Rentschler in writing, no later than twenty-one (21) days prior to the first requested delivery date with all necessary details and instructions as to the packaging of the Product, whereby any special packing requirements shall be documented in writing in a separate document between the Parties and require Rentschler’s confirmation to have effect.

4.2.	Rentschler agrees to cooperate fully and to take all additional actions that may be necessary or appropriate to define the scope of the Services and to perform the Services if so defined in a Work Order.

4.3.	Customer shall make all materials to be supplied by it in accordance with a Work Order (the “Customer Materials”) and all required information available to Rentschler DDP Facility (Incoterms 2010). Customer will inform Rentschler´s incoming goods department ([****]) and the Project Manager of any delivery to be made at least three (3) Business Days before any such delivery to Rentschler is initiated.

4.4.	In case that Customer provides cell substrates, cell lines or cell banks, Customer provides only aliquots to Rentschler and safeguards that the primary seed lot, master cell bank or working cell bank as applicable is stored safely in another place. Customer confirms that it will provide all safety data and information available that are relevant for Rentschler’s safety requirements.

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Master Service and Development Agreement	Customer/ Rentschler

5.	Professional Services, cGMP, Quality Agreement

5.1.	Rentschler will render the Services in a professional and workmanlike manner in accordance with recognized industry standards. Additionally, rendering the Services under this Agreement shall comply with all applicable laws and regulations, as amended and in force from time to time, including but not limited to cGMP as defined above and in the relevant version at any one time, in particular as regulated under the EU GMP Guidelines and under Title 21, Parts 210 and 211 of the Code of Federal Regulations of the United States of America (the “Regulatory Provisions”).

5.2.	Rentschler is obliged to manufacture and supply to Customer in accordance with the terms of this Agreement in line with the responsibilities as set out in the Quality Agreement, which shall become an integral part of this Agreement, for human use to conduct clinical trials. In the event of a conflict between the Quality Agreement and this Agreement concerning compliance with cGMP, the provisions of the Quality Agreement shall prevail.

5.3.	If Customer requests Rentschler to comply with GMP as regulated under other jurisdictions, Customer will provide Rentschler with information required to comply with such GMP rules before Rentschler has submitted its offer to the respective Work Order and the Parties will mutually agree if and how the additional requirement can be met.

5.4.	Customer knows and accepts that the applied methods, the instructions and/or the processes developed accordingly for the Services or for parts of the Services might not yet be tried and tested, especially the processes not validated according to cGMP, and that hence the anticipated results cannot reliably be predicted. Accordingly, the Parties agree that the results, milestones and timelines are best assumptions of the Parties and that Rentschler shall not be liable for failing to achieve any results, milestones or timelines, unless the respective result, milestone or timeline was expressly agreed as binding. Especially, there is no claim for products before these will be released by Rentschler’s qualified person.

5.5.	When reasonably required by Rentschler, Customer shall make available to Rentschler, on terms compliant with German law and outside the scope of application of the Arbeitnehmerüberlassungsgesetz (AÜG), suitably skilled, educated and technical employees or representatives with knowledge of Customer Material and/or the Services for the purpose of facilitating and assisting the technology transfer to Rentschler to enable Rentschler to perform the Services hereunder. Customer shall ensure that such employees or representatives will be under a burden of confidentiality and shall comply with the rules at the Facility with regard to health and safety, cGMP and confidentiality.

5.6.	Rentschler can deploy testing laboratories in the Services as listed in the Quality Agreement.

To the extent that Rentschler has entered into purchase agreements with third party suppliers for materials which are to be used in connection with the performance of the Services and such third parties fail to deliver the materials in the correct quantity and/or quality as agreed with Rentschler and such default in the delivery causes Rentschler to default on its obligations under this Agreement, then Rentschler shall not be liable towards Customer for such default but will be responsible to make business reasonable adjustment to the Service timeline to fulfill the Service in a Work Order as close as possible to the timeline in the Work Order.

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Master Service and Development Agreement	Customer/ Rentschler

6.	Steering Committee

6.1.	The Parties shall establish a Steering Committee consisting of four (4) members (“Committee Members”). Each Party will nominate two (2) Committee Members.

6.2.	The Steering Committee may meet in person or by telephone. Either Party may replace its Committee Members by notice to the other Party. The Committee Members shall be appropriately qualified and experienced in order to make a meaningful contribution to the Steering Committee meetings.

6.3.	The purpose of the Steering Committee is to

(i)	establish and maintain an effective and efficient collaboration between the Parties;

(ii)	oversee the joint working team’s performance in business review meetings particularly as it refers to withstanding the planned milestones and resolving any issues that may have occurred during the performance of the Work Order;

(iii)	evaluate in good faith and ratify any technical, business process and / or quality improvements proposed by the joint working team;

(iv)	act as escalation body for issue resolution;

(v)	resolve any other topics assigned to it in compliance with this Agreement or following the mutual decision of the Parties.

6.4.	The Steering Committee shall meet at such times as the Steering Committee determines reasonably necessary to monitor the progress of the Services and issues arising therefrom. The Steering Committee shall conduct its discussions in good faith with a view to operating to the mutual benefit of the Parties.

6.5.	The agenda (including, any pre-read material) shall be distributed to the participants latest five (5) Business Days prior to the meeting if practicable. In addition to any other topics to be discussed in the agenda of the relevant meeting, the following matters shall be invariably discussed during the meetings of the Steering Committee:

(i)	decisions requested from the Steering Committee;

(ii)	performance review of the joint working team;

(iii)	risk evaluation and associated risk mitigation projects;

(iv)	review of safety stock status;

(v)	review status of past meeting action items.

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Master Service and Development Agreement	Customer/ Rentschler

6.6.	All decisions of the Steering Committee shall be made in good faith in the best interests of this Agreement and require a unanimous vote. In the event that the Steering Committee is unable to reach a decision on any matter after good faith attempts to resolve such disagreement in a commercially reasonable fashion and in any event if the Steering Committee is unable to decide within five (5) Business Days, then such matter should be referred to the executive leadership of both Parties, who together shall use reasonable and good faith efforts to reach a decision by consensus within ten (10) Business Days after such matter is referred to them.

6.7.	If the executive leadership does not reach consensus in accordance with the timeline set forth in Section 6.6, either Party may commence dispute resolution proceedings in accordance with the relevant provisions set out in this Agreement.

7.	Delivery, Supply Chain and Defective Product

7.1.	In case the Work Order encompasses the delivery of Product, the place of delivery shall be the Facility. Delivery shall be made FCA Facility (Incoterms 2010). Rentschler will notify Customers in accordance with the respective Work Order if the Product is ready for dispatch by prior written dispatch notice. In case Customer has special packing requests, Customer shall inform Rentschler about such special packing requirements in a timely manner. If agreed between the Parties such special packing requirements shall be documented in writing in the Work Order or a separate document between the Parties. Such document shall become part of this Agreement.

7.2.	Upon Customer’s request Rentschler will assist Customer or Customer’s nominated transportation agent to arrange transportation of Products in the name of Customer from or to the production site.

7.3.	Customer shall inform Rentschler´s department responsible for income inspections ([****]) and the project manager of any delivery to be made at least three (3) Business Days before any such delivery to Rentschler is initiated.

7.4.	Customer confirms that it will provide all safety data and information available that are relevant for Rentschler’s safety requirements. Customer safeguards that the Customer Material will not be contaminated and will not have hazardous properties except as disclosed in such safety data and information from Customer. Additionally, Customer will provide Rentschler with any further data coming to Customer’s knowledge regarding the safety of Customer Materials. Such data and information provided by Customer will constitute Confidential Information of Customer and be subject to confidentiality under Section 18.

7.5.	If Customer provides Customer Material to Rentschler, such material remains in Customer’s property until it is used for the performance of the Services specified in the respective Work Order. Rentschler shall keep the Customer Material in confidence at the Facility and use the Customer Material solely for performing the Services pursuant to this Agreement and/or the respective Work Order. Rentschler shall not disclose or transfer any Customer Material to anyone who is not an employee or approved subcontractor of Rentschler assigned to perform activities in connection with the Services. Rentschler shall not attempt to reverse engineer any such Customer Material or perform any testing to determine the chemical structure, molecular composition, or make-up of the Customer Material, or make any derivatives or alternative forms of the Customer Material, except as provided in this Agreement and/or the respective Work Order. Rentschler will return to Customer any Customer Material which is not or not fully used after the completion of the services FCA Facility (Incoterms 2010).

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Master Service and Development Agreement	Customer/ Rentschler

7.6.	Customer shall examine the Products manufactured and delivered without undue delay for compliance with the specifications, identity with the Products ordered under the respective Work Order, transport damages or any other defect. Customer shall notify Rentschler in writing (indicating purchase order number and batch description) of any failure of the Product to conform to specifications or other terms and regulations set out in this Agreement within thirty (30) Business Days after the notice of dispatch for the delivery. In the event that Customer has not notified Rentschler of any defect within thirty (30) Business Days, the respective Product shall be deemed accepted and Customer cannot claim any of the remedies for defects set forth in Section 12, except for such defects which could upon such visual inspection not be detected (such as, for example, quality issues, non-compliance with cGMP) (those Defects not detectable upon visual inspection collectively “Hidden Defects”). Customer shall have twelve (12) months from the date of receipt of a delivered Product to inspect and reject such Product as defect due to Hidden Defects, by written notice thereof to Rentschler not later than thirty (30) days after its discovery of the defect, indicating purchase order number and batch description. If Customer fails to reject Products for Hidden Defects within such twelve 12-months period, Customer shall be deemed to have accepted such Products. The Parties shall work together and cooperate to settle such claims on the quality of the Product in the most appropriate manner from time to time and as amicably as possible.

7.7.	In the event of any disagreement between Rentschler and Customer as to whether or not any Product is a Non-Conforming Product and/or other non-conformance of Services, the Parties shall use good faith efforts to reach an amicable resolution of such disagreement. In the event that a resolution cannot be reached within thirty (30) days from the date of Customer’s rejection, and at the request of either Party, the Parties shall appoint a mutually acceptable independent reputable laboratory or expert with expertise and experience in the relevant field who shall act as an expert and not as an arbitrator (a “Lab”), to ascertain whether such Product and/or Services are Non-Conforming or not and the cause of any non-conformity (if applicable). The determination and findings of the Lab shall be limited to fact findings (no legal analysis) and shall be provided to the Parties within thirty (30) days and shall be final and binding on the Parties and non-appealable, absent fraud or manifest error. The Parties shall ensure that the Lab is bound to the Parties by obligations of confidentiality no less exacting than those applying between the Parties. The Parties shall assist each other and provide all reasonably required information and execute documents reasonably required by the Lab to enable it to determine whether the Product and/or Services are conforming and the cause of any non-conformity as afore-said. The costs of the Lab shall be borne by the Party hereunder determined by the Lab to be the non-prevailing Party in such disagreement. If the Lab cannot make a determination regarding the non-conformity complained about, then the Customer shall bear the Lab’s costs and expenses.

7.8.	Product shall be delivered to Customer on a mutually agreed date and following Rentschler’s notice period, Customer has to pick up the Product within the agreed period. In the case that such period will be exceeded by an additional period of five (5) days, the Product will be stored at Rentschler´s dedicated customer stock (“the Extended Storage”). The costs of the Extended Storage shall be borne by Customer according to Section 10.4. Parties will mutually agree upon terms and conditions regarding the duration and scope of the Extended Storage.

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Master Service and Development Agreement	Customer/ Rentschler

7.9.	In the case where Customer requests Rentschler to support in the import of any pharmaceutical goods (API, Drug Substance or other chemicals) and Rentschler follows such assistance by taking over any incoming inspection, OP testing or other services, Rentschler shall not bear any costs, responsibility or liability for such support which will be done in the name and on behalf of the Customer. Customer will indemnify Rentschler for any costs or expenses caused by such services.

8.	Quarantine Production and Quarantine Shipment

8.1.	If Rentschler receives materials (especially active pharmaceutical ingredients) that are required for the performance of the Services and that were not released and/or were delivered without a complete certificate of release, Rentschler will inform Customer hereof. Upon written request by Customer, Parties may agree on a quarantine production. In this case, Rentschler conducts a preliminary analysis (identity, sterility and BSE/TSE) of the materials and uses the materials in the manufacture before their complete release.

8.2.	In urgent cases, Customer may request Rentschler for a quarantine shipment before the respective Products have been released and approved by Rentschler’s qualified person according to the Quality Agreement. The request must be made in writing. Customer assumes all risks, responsibilities and costs associated with a quarantine shipment or quarantine production except for cases of Rentschler’s gross negligence or willful misconduct.

8.3.	Customer assumes all risks, responsibilities and costs associated with a quarantine shipment or quarantine production.

9.	Audits and Inspections

9.1.	Customer has the right to audit and may inspect the Facility, equipment, materials and Records by competent authorities (including the FDA, EMA and any other regulatory authority) as required by cGMP or otherwise to confirm compliance with this Agreement and Regulatory Provisions (including making copies of any Records).

9.2.	Customer will request an appointment for regular audits with Rentschler at the latest six (6) months prior to the agreed date, the scope, fees and further details as the case may be. Customer’s first audit will be agreed upon in advance.

9.3.	Rentschler will, without undue delay, allow for-cause audits in the case if Customer’s Product or patient safety might be affected, or as otherwise may be required by a governmental or regulatory agency.

9.4.	In case defective Services have been rendered or defects or contaminations as to Product produced by Rentschler has occurred, audits may be performed by Customer and/or its representatives and designees upon fourteen (14) days prior request. Rentschler shall make the relevant employees and other personnel involved in the performance of Services under this Agreement (including of its Affiliates and subcontractors) available, within reasonable business hours and depending on their general availability, for the purpose of any Customer audit and regulatory inspections.

9.5.	Rentschler shall promptly inform Customer in writing of any regulatory inspection or audit that is related to or may otherwise affect the manufacture of the Product, and/or Rentschler’s performance under this Agreement, within five (5) Business Days of obtaining knowledge thereof, or immediately in case of an unannounced inspection. Rentschler shall facilitate Customer’s presence at and participation in any regulatory inspection or audit, all to the extent not prohibited under applicable law or by the relevant regulatory authority. To the extent legally permissible, Rentschler shall provide Customer with a copy of any report or other written communication received from or provided to any regulatory authority if applicable to the Services, the Product, and/or the facilities used to manufacture the Product and Customer shall have the right to comment on any response that directly relates to the Product and/or the Services before submission. In the event that the inspection or audit reveals that Rentschler is not in compliance with Regulatory Provisions, Rentschler shall, at its expense, use its best efforts to cure such non-compliance promptly, provided that such noncompliance is based on negligence or intent on Rentschler’s end.

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Master Service and Development Agreement	Customer/ Rentschler

10.	Fees

10.1.	The fees for the Services (the “Fees”) are (i) shown in Rentschler’s Work Order referring to this Agreement and bindingly agreed upon commissioning the Work Order by Customer; or (ii) set forth in an invoice in case the fees are charged on a time and material basis in accordance with Sections 10.2 and 10.3.

10.2.	If, for any reason, Rentschler provides services which were requested by Customer without any Work Order in place governing such services, fees will be charged on a time and material basis to the then applicable Rentschler hourly rates.

10.3.	The Fees do not include value-added tax (VAT) and will be indicated separately. The Fees are exclusive of costs for materials provided by Rentschler and for external services. In respect of those costs Rentschler has provided an estimate in the respective Work Order, but the final payment in respect of the same will depend on the real expense, subject to the quantity used or the scope of the external services and any changes in market price. Customer will reimburse the costs for materials along with a [****]percent ([****]%) handling fee and the costs for external services without handling fee.

10.4.	The materials will be stored appropriately according to cGMP and in as many storage bins as reasonably required. Rentschler will invoice Customer per used storage unit at the end of each quarter. One storage unit is defined as one palette, one shelf, one storing position and/or one freezing compartment. The storage prices are as follows unless otherwise agreed in a Work Order:

Storage Area	Storage Conditions	Price per storage unit and calendar quarter

High rack warehouse	15 – 25 °C	€ [****]
Cooling warehouse	2 – 8 °C	€ [****]
Freezing warehouse	– 20 °C	€ [****]
Deep freezer	– 70 °C	€ [****]0
Cell bank storage	N2 vapour phase	€ [****]

10.5.	Rentschler can adjust the storage prices annually on each 1st April according to the percentage increase of the consumer price index of the preceding year. If Rentschler chooses not to adjust the price for one or more years (“Period”), Rentschler may adjust the price on the respective next 1st April as if Rentschler had made use of its right to adjust the price each year during the Period except that prices agreed to in a Work Order cannot be changed for the scope agreed in the Work Order, unless otherwise provided for in such Work Order.

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Master Service and Development Agreement	Customer/ Rentschler

10.6.	One audit of one day and two auditors is inclusive in the Fees, even if not mentioned in an Work Order. Further audits or audits of another scope are charged according to Section 10.2.

10.7.	The invoices are issued according to the payment plan in the respective Work Order. All payments by Customer to Rentschler shall be made in Euros within thirty (30) days after having received the invoice for the respective Services via bank wire transfer to a bank named by Rentschler. If any invoice properly issued by Rentschler to the Customer is not settled by Customer on or before the respective due date, any unpaid overdue amount shall bear interest at a rate equal to nine (9) percentage points above the basic interest rate (Basiszins) of the European Central Bank p.a.

10.8.	A claim that delivered Products are Non-Conforming shall not entitle Customer to withhold or set off payments due for delivered Products and/or for subsequent deliveries of Products. If delivered Products are Non-Conforming, Section 7.6. and 7.7. and Section 12 shall apply.

10.9.	Rentschler may adjust the Fees annually on each 1st April (“Fee Adjustment Date”) except that Fees agreed to in a Work Order cannot be changed for the Services provided in this Work Order, unless otherwise provided for in such Work Order. The increase shall be calculated as follows:

Average value calculated with the following two values (“Single Fee Adjustment”):

(a)	Annual average of the German consumer price index (Basis 2010 = 100) published by the Statistisches Bundesamt (Federal Statistical Office) for the year immediately before the price adjustment and

(b)	value of the wage increase agreed in the respective wage agreement “Chemical” public wages published by the (IGBCE Union) for the year immediately before the price adjustment.

Rentschler shall have the right to catch up Fee adjustments not implemented in previous years at every following Fee Adjustment Date (“Cumulated Service Fee Adjustment”). For the avoidance of doubt, any Single Fee Adjustment or Cumulated Fee Adjustment shall not increase Service Fee more than [****] percent ([****]%) per year.

11.	Reservation, Cancellation and Exit Fees

11.1.	Work Orders referring to this Agreement and containing services of upstream processing, during which proteins are produced by cells genetically engineered to contain the human gene which will express the protein of interest (“USP Services”) and/or downstream processing, during which the produced proteins are isolated and purified (“DSP Services”) contain also a binding reservation of the respective cGMP Facility for the dates as indicated in the respective Work Order (the “USP/DSP Reservation”), to be accepted by Customer together with the Work Order. If the dates or timelines in the Work Order are changed by mutual agreement of the Parties in writing (telefax, e-mail or other modern form of written communication sufficient), the USP/DSP Reservation will be changed accordingly.

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Master Service and Development Agreement	Customer/ Rentschler

11.2.	If Customer cancels the USP/DSP Reservation, the exit fee is as follows:

Cancellation period prior to the beginning of the USP/DSP Reservation	Exit Fee (percentage of total fees for the USP Services and/or the DSP Services)
More than 12 months	[****]
12 – 10 months	[****]
9 – 7 months	[****]
6 months and less	[****]

Notwithstanding the foregoing, Rentschler will use reasonable commercial efforts to allocate the reserved production capacity of the above mentioned USP/DSP Reservation to other customers’ orders. In the event such allocation is not successful, the above Exit Fees will be paid according to the planned payment dates~~.~~

[****]

[****]

11.3	In any other event and notwithstanding Sections 11.1 to 11.2, if Customer cancels a Work Order, Customer shall reimburse Rentschler’s expenses, in particular, but not limited to, materials purchased and binding orders placed or capacity reserved with subcontractors plus a handling fee amounting to [****] percent ([****]%) of such expenses. In addition, Customer shall pay the Fees agreed upon in relation to the Work Order on a pro rata basis based on Rentschler’s binding assessment of the progress of such Work Order.

12.	Default of Services

12.1.	In case the Services do not conform to the terms of this Agreement, the Quality Agreement and/or the Work Order, including in the event of a Non-Conforming Product, if Rentschler performs a severe and uncured default or in delay in the Services, and such non-conformance was not the result of factors that are outside of Rentschler’s reasonable control and without its fault, Rentschler will repeat the Services free of charge as soon as reasonably possible considering Rentschler’s pre-existing obligations and commercial commitments to third parties. Rentschler shall ensure that such amounts of Product manufactured under any Work Order are delivered to Customer in accordance with the timelines specified in the Work Order. Rentschler shall notify Customer promptly in writing, if it has reason to believe that it will be unable to fulfil all or part of a Work Order, and/or of any delay in meeting the specified delivery date (as the case may be) (a “Supply Failure”) together with estimate of the dates for delivery of the Product, if available. In such event the Parties shall determine a reasonable course of action (including revised timelines) to rectify the matter as soon as possible. Customer’s further remedies under the applicable statutory law for the delivery of Non-Conforming Product or Non-Conforming Services, for delayed delivery or non-delivery shall remain unaffected.

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Master Service and Development Agreement	Customer/ Rentschler

12.2.	Unless otherwise agreed by the Parties, Customer will promptly return any Non-Conforming Product and/or Non-Conforming Service results to Rentschler, or if so directed by Rentschler, will dispose of the same at Rentschler’s expense.

13.	Limitation of Liability

13.1.	This Section does not apply to the Parties’ liability for cases of intentionally wrongful acts or mandatory law.

13.2.	Rentschler’s liabilities for punitive or exemplary damages, for loss of profit, indirect or consequential damages are excluded.

13.3.	Rentschler’s overall liability arising out of or in connection with this Agreement, whether in contract or tort, statutory or otherwise, is limited to one hundred percent (100%) of the total Fees paid under the respective work package of the respective Work Order under which the claim occurred. This limitation shall apply also to indemnifications, product recall and reimbursement claims and other losses except for Product Liability where Rentschler’s limitation is capped to the respective insurance policy coverage limits established by the insurance carrier in the particular case of liability (Section 13.5).

13.4.	Customer’s claims against Rentschler become time-barred after one year after the delivery of the respective Products or Services except for Product Liability and indemnification claims, where the German statutory limitation period shall apply.

13.5.	Rentschler has obtained the liability insurance coverage evidenced in the certificate of insurance attached to this Agreement as Schedule C (Certificate of Rentschler’s insurance) and which shall be maintained during the duration of the Agreement and until any and all claims hereunder have become time-barred. In case of damage (including third parties), the insurance policy coverage is to be replenished without undue delay to prevent a reduction of the coverage amount. Both Customer and the insurer are to be notified of damage claims without undue delay.

Prior to the commencement of the clinical trial, Customer shall obtain and/or maintain during the term of the clinical trial a clinical trial insurance in accordance to the local regulation in the territory where the trial will take place. Upon request by Rentschler, Customer will submit an insurance certificate. Notwithstanding the above, Customer reserves the right to seek higher insurance limits and/or additional forms of insurance to take into account the nature of the services provided under this Agreement. Customer shall be solely responsible in accordance with applicable laws for the reporting to the regulatory authorities of any complaints and product recalls relating to Product in clinical trials. In any case of potential Product recall or request by authorities to do so, Parties have to set up and agree upon appropriate measures to match Customers need to adhere to any mandatory, regulatory recall.

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Master Service and Development Agreement	Customer/ Rentschler

14.	Indemnification

14.1.	In all cases except to the extent such damages give rise to an indemnification claim by Rentschler as per below, Rentschler shall indemnify, defend and hold Customer, its affiliates and their respective officers, directors, employees and agents (each, a “Customer Indemnified Party”) harmless from and against any and all claims, liabilities, lawsuits, threats of lawsuits or other governmental action, costs, expenses or losses suffered, incurred or sustained by any Customer Indemnified Party (including reasonable attorneys’ fees and court costs), by reason of any claim or proceeding brought by a third party (collectively, “Losses”) to the extent arising out of or resulting from:

(a)	Rentschler’s breach of this Agreement or of any representation, undertaking or warranty made by Rentschler to Customer under this Agreement;

(b)	any losses arising out of the operation or ownership of the facilities of Rentschler, the facilities of any Affiliate of Rentschler, or the facilities of any subcontractor of Rentschler or such subcontractor’s Affiliates (including, without limitation, death of or injury to any person and damage to any real or personal property);

(c)	any negligent or intentional act or omission or misconduct on the part of Rentschler, affiliates of Rentschler, subcontractors of Rentschler, or its or their respective employees or agents;

(d)	any claims made by employees or representatives of Rentschler, its Affiliates or its subcontractors, based on employment contract, or any laws prohibiting discrimination in employment, or under worker’s compensation or similar laws; and

(e)	any claims that any Intellectual Property used by Rentschler in the performance of this Agreement (except Intellectual Property provided to Rentschler by Customer) infringes any patent, copyright, or trademark or misappropriates any trade secret or other Intellectual Property of any third party;

(f)	Claims arising from any product liability claims related solely to Rentschler’s actions as the manufacturer of the Product and any claims arising due to defect in the Product which is under the responsibility of Rentschler in accordance with this Agreement (“Product Liability”).

provided, however, that Rentschler shall not be liable to indemnify for Losses to the extent that such Losses are caused by the negligence or willful misconduct of Customer or breach of any of the representations and warranties of this Agreement by Customer.

14.2.	In all cases except to the extent such damages give rise to an indemnification claim by Customer as per above, Customer shall indemnify, defend and hold Rentschler, its Affiliates and its respective officers, directors, employees and agents (each, a “Rentschler Indemnified Party”) harmless from and against any and all Losses to the extent arising out of or resulting from:

(a)	Customer’s breach of this Agreement or of any representation, undertaking or warranty made by Customer to Rentschler under this Agreement;

(b)	any negligent or reckless act or omission or misconduct on the part of Customer, Affiliates of Customer, or its or their respective employees or agents; and

(c)	any claims that any Intellectual Property owned or controlled by Customer and provided to Rentschler by Customer pursuant to this Agreement infringes any patent, copyright, or trademark or misappropriates any trade secret or other Intellectual Property of any third party;

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Master Service and Development Agreement	Customer/ Rentschler

(d)	any claim or procedure arising from the clinical trials conducted with the Product which is not in any connection to the production of the Product by Rentschler.

provided, however, that Customer shall not be liable to indemnify for Losses to the extent such Losses are caused by the negligence or willful misconduct of Rentschler or breach of any of the representations and warranties of this Agreement by Rentschler.

14.3.	In the event that any claim or proceeding is asserted or imposed against any Party hereto, and such claim or proceeding involves a matter which is subject to a claim for indemnification under this Section 14, then such Party (an “Indemnified Party”) shall promptly give written notice to the other Party (the “Indemnifying Party”) of such claim or proceeding. The Indemnifying Party shall assume, at its cost and expense, the defense of such claim or proceeding through its legal counsel selected and reasonably acceptable to the Indemnified Party, except that the Indemnified Party may, at its option and expense, select and be represented by separate counsel. The Indemnifying Party shall have sole control over the claim or proceeding, including the right to settle; provided, however, that the Indemnifying Party shall not, absent the prior written consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement that

(a)	provides for any relief other than the payment of monetary damages for which the Indemnifying Party shall be solely liable; and

(b)	where the claimant or plaintiff does not release the Indemnified Party, its Affiliates and its respective directors, officers, employees, agents and representatives, as the case may be, from all liability in respect thereof.

The Indemnified Party shall reasonably cooperate with the Indemnifying Party in defending or settling any such claim. No settlement of any claim for which indemnification is sought, shall be made without the prior written approval of the Indemnifying Party. In no event shall the Indemnified Party be liable for any claims that are compromised or settled in violation of this section. In no event shall Rentschler institute, settle or resolve any claim or proceeding relating to the Product or any Intellectual Property of Customer without the prior written consent of Customer.

15.	Costs of further Use and Liability for Administrative Procedures

15.1.	All costs concerning the further use or importation by Customer of any Product are to be borne by Customer, especially administration fees connected with the marketing of the Product, even if the respective administrative authority, which might be due in advance, should charge Rentschler directly. Rentschler shall promptly notify Customer of fees that have been charged to Rentschler but are payable by Customer according to the first sentence of this Section 15.1. Customer will inform Rentschler about any administrative requirement applicable to Rentschler of any country Customer is marketing its Product as soon as possible.

15.2.	If Rentschler’s cooperation is required in administrative procedures, especially in procedures of regulatory approval, customs or of importation, Rentschler shall reasonably cooperate with Customer, and Customer shall indemnify Rentschler from any liability or fees which may arise out of this cooperation. That applies, in particular, in cases, where Rentschler, on Customer’s request, makes statements or applications at or towards governmental authorities or where Rentschler participates in making those statements or applications.

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Master Service and Development Agreement	Customer/ Rentschler

16.	Intellectual Property

16.1.	If the performance of the Services and/or utilization of the Customer New Intellectual Property and/or manufacture, use and/or utilization of the Products require the use of Rentschler Background IP and/or Rentschler New Intellectual Property, Rentschler hereby grants to Customer (and Customer’s Affiliates and/or duly appointed subcontractors, including, but not limted to, CMO), with the right to grant and authorize sublicenses, the necessary rights and licenses of use to such Rentschler Background IP and/or Rentschler New Intellectual Property solely for the manufacture, use and/or utilization of the Customer New Intellectual Property and/or Products on a worldwide basis, non-exclusively and free of fees.

16.2.	The Parties own and will continue to own all of their respective Background IP. The Parties agree that neither Party shall have any rights in any invention and/or Background IP made by the other Party before the date of this Agreement, except for those rights provided by law or under specific written agreement, or as otherwise set out in this Agreement.

16.3.	During the term of this Agreement Customer hereby grants Rentschler a non-exclusive, world-wide, fully paid-up, non-transferable license under and to use all Customer Background IP and/or Customer New Intellectual Property solely for the purposes of and to the extent necessary for the performance of the Services under this Agreement.

16.4.	Rentschler hereby grants to Customer a non-exclusive, worldwide, fully paid-up, irrevocable, perpetual and transferable license, with the right to grant and authorize sublicenses, under and to use all Rentschler Background IP and Rentschler New Intellectual Property, to the extent such Intellectual Property is necessary to perform the Services.

16.5.	If either Party notifies the other Party that the performance of Services requires the use of third party Intellectual Property rights, the relevant Work Order shall include the details for obtaining any required third party license.

16.6.	When Rentschler’s employees render an invention in connection with the Services which specifically relates to Customer’s Product and/or Customer Background IP and/or Customer’s Confidential Information, Rentschler shall disclose any employee inventions constituting Customer New Intellectual Property to Customer together with such information as is available to Rentschler and reasonably necessary to understand the invention. Customer shall hold such employee invention and supporting information in strict confidence in order to safeguard patentability. If Customer expresses its interest in the employee invention within six (6) weeks from disclosure, Rentschler shall claim the employee invention within the legal period according to Art. 6 para. 1 and para. 2 ArbnErfG without any limitation and assign all rights thereto to Customer. Customer shall reimburse Rentschler for all mandatory payments to be made to Rentschler’s employees in accordance with the provisions of the ArbnErfG and the related official remuneration guideline for any employee inventions assigned to Customer according to this Section 16.6..

16.7.	After the completion of the project and/or the end of this Agreement the Customer may require a license for using the Background IP of Rentschler for the purpose of commercialization of the Product and any Customer New Intellectual Property and/or other use of the Work Results. Therefore Renstchler grants Customer a perpetual, non-exclusive, non-sub-licensable, non-transferable and royalty-free license to use its Background IP for the purpose of commercialization of the Product and any Customer New Intellectual Property and/or other use of the Work Results.

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Master Service and Development Agreement	Customer/ Rentschler

16.8.	Customer shall own all right, title, and interest in any and all Customer Improvements, Work Results, Intellectual Property and Know-How that Rentschler conceives, invents, reduces to practice, develops or makes, solely or jointly with Customer or others, in the course of performance of the Agreement or as a result of using Customer Background IP, and/or Customer’s Confidential Information (collectively, the “Customer New Intellectual Property”).

16.9.	Rentschler shall own all right, title and interest in any improvement, Intellectual Property and Know-How regarding general manufacturing Intellectual Property that Rentschler develops, conceives, invents, reduces to practice or makes in the course of performance of this Agreement that (a) is not, and does not incorporate or rely on, any Customer New Intellectual Property; (b) incorporates or relies on Rentschler Background IP; (c) is severable from the Services, Customer Improvements, Work Results, and the Product; and (d) does not incorporate or rely on any Confidential Information of Customer, any Customer Background IP, any Customer Improvements or any Customer Materials. (colectivelly, the “Rentschler New Intellectual Property”).

16.10.	Rentschler hereby assigns to Customer in advance all of its right, title and interest in any Customer New Intellectual Property to the fullest extent permitted by law and without Rentschler being entitled to any additional compensation or remuneration for such assignment other than the fees determined for the Services, provided that for employee inventions constituting Customer New Intellectual Property, the provisions of Section 16.6 shall prevail. Customer hereby accepts such assignment. Rentschler shall promptly disclose to Customer in writing all Customer New Intellectual Property. Rentschler undertakes to cause any freelancers and/or subcontractors involved in the manufacture of Product to assign all of their respective rights in all Customer New Intellectual Property to Rentschler or directly to Customer.

16.11.	Upon Customer’s request, Rentschler shall perform all acts, and shall cause its employees and any freelancers or subcontractors to perform all acts that may be required to vest in Customer all right, title and interest in the Customer New Intellectual Property.

17.	Documents

17.1.	All documents which Rentschler receives from Customer for the fulfilment of the Services, remain the property of Customer.

17.2.	The Parties shall prepare and maintain complete and accurate written records, accounts and data with respect to the performance of the Services, in form and substance as agreed in the Work Order and the Quality Agreement, and as customarily maintained by manufacturers in the industry, consistent with Regulatory Provisions (the “Records”).

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Master Service and Development Agreement	Customer/ Rentschler

17.3.	Upon completion of a Work Order, Rentschler will transfer to Customer full copies of the Records pertaining to such Work Order. Customer shall be entitled to use the Records solely in order to utilize the New Customer Intellectual Property and/or the Product, any intermediates or the API and/or any Customer technology further developed hereunder, as well as for regulatory purposes, including without limitation any applications for regulatory approval of the Product or in order to prepare or file an IND or IMPD. Customer shall have the right, subject to the confidentiality obligations of Section 18, and specifically Section 18.5 with respect to consultants and regulatory authorities, to (i) disclose such data or information to regulatory authorities and/or its consultants to the extent necessary to comply with applicable law and the requirements of regulatory authorities or (ii) use such data or information (including batch records) to the extent necessary to produce (or have produced by its consultants) information required by regulatory authorities to obtain regulatory approvals for the Product and/or any medicinal product containing or developed from the Product.

17.4.	Rentschler shall maintain the Records for the period required by applicable law. Ten (10) years after the completion of the respective Services or later if required by applicable law, Rentschler may destroy the pertaining documentation and Records once all periods required have elapsed. If Records of project-related documents are affected, Rentschler will inform Customer beforehand, and will discuss with the Customer the further course of action (e.g. whether the Records should be destroyed, returned to Customer or stored for another term of x years.)”

17.5.	Rentschler may in each case archive a copy of all documents and data produced at or in connection with the Services in copy for archive purposes, subject to the obligations of confidentiality and restrictions of use in Section 18.

17.6.	Notwithstanding anything to the contrary in this Agreement, Rentschler shall not be required to destroy any computer files stored securely by Rentschler that are created during automatic system back-up.

17.7.	Nothing in this Agreement shall preclude or limit Rentschler from providing services for itself or other clients, or from utilizing the general knowledge gained during the course of its performance hereunder to perform similar services for other clients, subject to the confidentiality obligations set out in this Agreement.

18.	Confidentiality

18.1.	Customer and Rentschler executed a Confidentiality Disclosure Agreement, dated October 30th, 2017, which is incorporated herein by reference (the “CDA”). The Parties agree that the terms of the CDA shall apply to any Confidential Information exchanged and/or generated under this Agreement (including in the framework of any Work Order) and the ‘Purpose’ of the CDA shall be deemed to include the performance of Services, including the manufacturing of Products hereunder. The ‘Permitted Representatives’ (as defined in the CDA) of each of the Parties shall also include the approved subcontractors of Rentschler, the consultants and contractors of Customer and the Parties’ Affiliates who require access to the Confidential Information for the purposes of this Agreement and/or the exercise of rights hereunder.

18.2.	For the avoidance of doubt, the terms of the CDA shall continue to be in full force and effect during the term of this Agreement and the obligations thereunder shall survive termination of this Agreement and in accordance with the CDA.

18.3.	The terms of this Agreement, any Work Order hereunder and the Quality Agreement shall constitute part of the Confidential Information of both Parties.

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Master Service and Development Agreement	Customer/ Rentschler

18.4.	To the extent necessary for the fulfilment of this Agreement or individual Work Order, Rentschler is permitted to share the Confidential Information with third party suppliers and/or subcontractors. In particular and in case of cell line development, Rentschler is allowed to share the Confidential Information with Cellca and with Cellca’s third party suppliers. Rentschler shall ensure that prior to such disclosure any such third party supplier or subcontractor shall be subject to confidentiality obligations and restrictiions of use no less stringent than the obligations under this Section 18 and the CDA.

18.5.	Customer may share Confidential Information of Rentschler with regulatory authorities, consultants, CROs or third party licensees, distribution or other cooperation partners in connection with the development, non-clinical and clinical testing, regulatory approval, manufacturing and/or commercialization of the Product. Customer shall ensure that prior to such disclosure any such third party shall be subject to confidentiality obligations and restrictions of use no less stringent than the obligations under this Section 18 and the CDA.

18.6.	The Receiving Party shall not be required to delete any files stored securely by the Receiving Party that were created during automatic system back-up.

18.7.	For the avoidance of doubt, no provision in this Agreement shall restrict each Party´s right to disclose the existence of a business relationship between the Parties to potential customers.

18.8.	Confidential Information shall not include information that the Receiving Party can demonstrate by written records to have been:

(a)	generally known to the public through no fault of the Party to whom the Confidential Information was disclosed; or

(b)	known to and in the lawful possession of the Receiving Party or its Affiliates prior to disclosure thereto by the other Party; or

(c)	independently developed by or on behalf of the Receiving Party or its Affiliates or their directors, officers, employees, consultants and/or agents, without the aid, use or application of the information received from the Disclosing Party as can be evidenced by written records; or

(d)	obtained from a third party lawfully in possession and with no limitation regarding disclosure thereof, and having the right to disclose the same.

18.9.	In the event that either Party at any time requests return of the Confidential Information that it provided to the other Party or on termination of the Agreement, the other Party shall promptly surrender to the requesting Party all documents, records, notes, copies, computer files and other material containing the applicable Confidential Information and shall be allowed to retain one copy of the information solely for the purposes of (i) determining its ongoing obligations hereunder or (ii) compliance with applicable laws.

18.10.	Without prejudice to the CDA, without prior written consent of the other Party, which shall not be unreasonably withheld, the Parties shall not, and shall procure that their respective personnel and the personnel of their respective Affiliates shall not, make any announcement, or comment upon, or originate any publicity, or otherwise provide any information to any third party concerning this Agreement including but not limited to, the existence of this Agreement, the terms of this Agreement, the performance of this Agreement and/or any dispute or disagreement relating to this Agreement.

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Master Service and Development Agreement	Customer/ Rentschler

18.11.	Required Disclosure. Notwithstanding the provisions of this Section 18, a Party may disclose the Confidential Information of the other Party, including but not limited to, the existence of this Agreement, the terms of this Agreement, the performance of this Agreement and/or any dispute or disagreement relating to this Agreement to the extent that such disclosure is reasonably necessary to:

(a)	prosecute or defend litigation;

(b)	comply with applicable governmental laws and regulations (including, without limitation, the applicable laws, rules, regulations or requirements of a securities exchange or another similar regulatory body); or

(c)	respond to a valid order, inquiry or request of, or make filings and submissions to, or correspond or communicate with, any government authority.

In the event that a Party deems it reasonably necessary to disclose the Confidential Information of the other Party pursuant to this Section 18.11, the Receiving Party shall, to the extent possible, provide the Disclosing Party with reasonable advance notice of such disclosure to afford the Disclosing Party a reasonable opportunity to take the necessary measures to prevent or otherwise limit the disclosure, and in any event, the Receiving Party shall limit the disclosure to the extent necessary to fulfill the subject purpose described above and take reasonable measures to ensure confidential treatment of such information.

18.12.	In case of any discrepancies between the terms and conditions of the CDA and this Agreement, the terms and conditions of this Agreement shall prevail.

19.	Term and Termination

19.1.	This Agreement is effective as of the Effective Date and shall continue in full force and effect until the 5th anniversary of the Effective Date (the “Expiration Date”), unless otherwise terminated in accordance with this Agreement. In the event that the Agreement is terminated or expires, all Work Orders then in effect shall terminate or expire upon the respective termination or expiration date of the Agreement.

19.2.	Either Party may terminate this Agreement for convenience, without cause, at any time by providing at least three (3) months’ prior written notice of such termination to the other Party.

19.3.	Customer may terminate any Work Order issued hereunder for convenience, without cause, at any time by providing at least three (3)’ months’ prior written notice of such termination to Rentschler.

19.4.	Notwithstanding this Section, each of the Parties may terminate this Agreement or any part of the Services on thirty (30) days advance written notice if the Steering Committee concludes that the Services cannot scientifically or technically be delivered in accordance with this Agreement.

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Master Service and Development Agreement	Customer/ Rentschler

19.5.	Early Termination. Either Party may terminate this Agreement, effective immediately upon the expiration of any applicable cure period, upon the occurrence of a material breach with respect to the other Party. A material breach with respect to a Party means the occurrence of any of the following events:

-	The failure of a Party to comply with or perform any material provision of this Agreement, and such failure remains uncured for ninety (90) days following written notice of such failure.

-	A Party is the subject of a voluntary or involuntary petition in bankruptcy or of any other proceeding under bankruptcy, insolvency or similar laws.

-	Prior to any termination, Parties have to submit the issue in subject to the Steering Committee for further discussion.

19.6.	Termination of this Agreement shall not affect the accrued rights of the Parties arising under or out of this Agreement, except for termination due to an uncured material breach of the other Party.

20.	Rights and Obligations upon Termination

20.1.	Termination or expiration of this Agreement or of any Work Order placed under this Agreement for whatever reason shall not affect the accrued rights or remedies of either Party arising under this Agreement, which shall continue to be enforceable after such termination.

20.2.	Upon the Expiration Date of this Agreement or upon the effective date of the termination in accordance with Sections 19.2, 19.4 and 19.5:

(a)	Each Party shall return to the other all Confidential Information disclosed to it by the other Party and shall not retain any copies thereof; except one copy of the information for the purpose of determining its ongoing obligations hereunder;

(b)	All payables under this Agreement shall become immediately due and payable; and

(c)	The rights granted by the Customer to Rentschler pursuant to Section 16 shall automatically terminate;

(d)	Rentschler will return to Customer all remaining Products and/or Customer Materials with any related documentation and will cooperate with Customer in any action require for the satisfaction transfer of Customer Material without any rights to hold Customer Materials.

Rentschler will scale down and to the extent possible, stop work and use reasonable commercial efforts to minimize and to the extent possible stop, cancel and avoid costs once Rentschler has with respect to a termination.

20.3.	Upon the effective date of the termination in accordance with Section 19.2 above:

(a)	All confirmed Work Orders under this Agreement shall be processed and paid;

(b)	The rights granted by the Customer to Rentschler pursuant to Section 16 shall automatically terminate.

20.4.	In the event of a termination by Customer according to Section 19.3, Customer shall, in addition to its payment obligation pursuant to Section 20.2 (b), compensate Rentschler for any costs and expenses which cannot be reasonably avoided, including any non-cancellable obligations (e.g., with respect to ordered raw material or subcontracted services of third parties) incurred by Rentschler prior to Rentschler’s knowledge of the existence of the respective important cause. Additionally, the Customer shall make a compensation payment for reserved production capacity according to the provisions in Section 11. The compensation payments are due and payable within thirty (30) days net from the date of a respective invoice of Rentschler.

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Master Service and Development Agreement	Customer/ Rentschler

20.5.	In the event of approaching expiration or termination of this Agreement and upon written notice by Customer (“Transfer Request”), Rentschler will transfer and/or make available, in accordance with Sections 20.2 and 20.3 the technology from Rentschler to Customer or a third party designated by the Customer and provide reasonable technical assistance to the Customer or such third party to operate the manufacturing process developed under this Agreement in order to enable the Customer or such third party to continue the manufacturing and supply of Products (“Technology Transfer”).

Rentschler shall initiate Technology Transfer within ten (10) days after written notice from Customer requesting such initiation (“Initiation Notice”), which Initiation Notice may be made by Customer within at least three (3) months after the date of the Transfer Request. Rentschler will make its best effort to accept Initiation Notice prior the above three (3) months period.

20.6.	Customer shall pay Rentschler for the required process transfer services at the then applicable daily rates. Rentschler shall draft a set of closing documentation in order to ensure a sound closing of all Services and / or any additional services provided under this Agreement. The Customer shall support Rentschler on a commercial best effort basis to finalize such closing documentation. If nothing to the contrary has been agreed between the Parties, Rentschler will invoice Customer according to current hourly rates for drafting such closing documentation.

20.7.	The provisions of Section 16 (except for 16.3 and 16.5) (Intellectual Property), Section 22 (Undertakings), Section 13 and 14 (Limitation of Liability and Indemnification), Section 18 (Confidentiality), Section 19 (Term and Termination), Section 20 (Rights and Obligations upon Termination), Section 23 (Communications Platform Extranet) and Section 24 (Miscellaneous) shall survive any termination of this Agreement. To the extent a regulatory body or government authority requests to audit the Facility after the termination of this Agreement, Section 9 shall apply mutatis mutandis.

21.	Force Majeure

21.1.	Neither Party shall be under any liability to the other Party for any failure or delay in the performance of any of its obligations under this Agreement if and to the extent such failure or delay is due to any event or circumstances beyond the reasonable control and not due to the negligence or willful misconduct of such Party (which event and/or circumstances are hereinafter referred to as “Force Majeure”) including but not limited to accidents, perils of navigation, Acts of God, floods, fire, storms, earthquake, explosion, hostilities, war (declared or undeclared), strikes, market-related shortages of Starting Materials, orders or acts of the competent government, illegality arising from domestic or foreign laws or regulations, provided that Force Majeure shall not include circumstances where a Party is prevented from complying with any of its obligations under this Agreement due to such Party infringing third party Intellectual Property, and provided that the Party affected by a Force Majeure gives prompt notice of the same and its expected duration to the other Party, that it took all commercially reasonable steps to minimize delay or damages caused by such event, that it substantially fulfilled all non-excused obligations, unless the other Party has notified the non-performing Party to the contrary, and that it uses reasonable best efforts to resume performance hereunder as soon as reasonably practicable.

If a Force Majeure event affects the performance of the claiming Party for ninety (90) consecutive days, the non-claiming Party may terminate this Agreement or an affected Work Order upon not less than thirty (30) days prior written notice to such Party.

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Master Service and Development Agreement	Customer/ Rentschler

22.	Undertakings

22.1.	Rentschler hereby represents and undertakes that:

(a)	it is the owner or has the right to use Rentschler Background IP and to its knowledge the use by Rentschler of Rentschler Background IP to perform its obligations under this Agreement does not infringe any third party Intellectual Property rights; and

(b)	the Services provided to the Customer hereunder shall be provided in accordance with any Specifications, the terms of the Quality Agreement and applicable law and regulations (including cGMP) at the time of delivery; and

(c)	it has, and those of its employees engaged in the performance of its obligations under this Agreement have, the necessary experience, expertise and skill to manufacture the Products in accordance with this Agreement;

22.2.	Customer hereby represents and undertakes that:

(a)	it is the owner and will maintain ownership of or has the right to use and will maintain such right to use Customer Material, Customer Confidential Information, Customer Improvements, and any Customer Background IP, and there are no third party rights that will prevent the supply or use of Customer Materials, Customer Confidential Information, Customer Improvements, and/or any Customer Background IP to and by Rentschler as mentioned in this Agreement;

(b)	it has provided and shall continue to provide to Rentschler without delay all necessary materials, information, rights and support which the Customer or any of its Affiliates has the right to provide to Rentschler and which is required by Rentschler in order for Rentschler to perform its obligations under this Agreement and/or for the manufacture of Products pursuant to this Agreement;

(c)	there are no special or unusual hazards involved in handling Customer Material and/or the Products other than those (if any) already communicated and or known to Rentschler prior to the Effective Date;

(d)	it has the full power, right and authority to execute and deliver this Agreement and to enter into this Agreement without the consent or approval of any third party;

(e)	the Services provided and any actions necessary to provide such Services as instructed by Customer shall comply in all countries in which they are provided with the Customer’s direct or indirect consent with all laws and regulations applicable in such country; and

(f)	the performance by Rentschler of its obligations under this Agreement, in particular the rendering of Services and the use of Customer Material, Customer Confidential Information, Customer Improvement and any Customer Background IP by Rentschler in accordance with this Agreement does not infringe any third party’s Intellectual Property rights or other rights.

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22.3.	Each Party represents, warrants and covenants that

(a)	it is duly authorized to execute and deliver this Agreement and to perform its obligations set out in this Agreement and the persons executing this Agreement on its behalf have been duly authorized to do so by all requisite corporate action;

(b)	its execution, delivery and performance of its obligations under this Agreement does not conflict with any agreement, contract or other arrangement, oral or written, to which it is a Party or by which it may be bound;

(c)	it will comply with all applicable laws, rules and regulations in connection with the performance of this Agreement; and

(d)	it has obtained and shall keep in force all necessary consents, licenses and permissions to enable it to perform its obligations under this Agreement.

22.4.	Except as expressly set out in this Section 21.1 – 22.3 or otherwise in this Agreement, neither Party makes any representation nor extends any warranty of any kind to the other Party, either expressly or by implication, with respect to the performance of its obligations under this Agreement and/or the manufacture and supply of Products pursuant to this Agreement, including, without limitation, any warranties of merchantability or fitness for a particular purpose.

23.	Communications Platform Extranet

23.1.	During the term of the Agreement the Parties shall use the Extranet that enables the Parties to exchange information and ideas related to the respective Work Order in a secure way. The users who use Extranet and contributions, messages, comments and documents (the “Contributions”), have to comply with the terms and conditions described in this Section 23 and bear the responsibility for the Contributions. The access to Contributions shall end with the termination of the respective Work Order. Therefore, Rentschler recommends Customer to save exchanged documents on its own infrastructure.

23.2.	Customer designate one (or several) of its team members who shall be authorized to obtain access to the Extranet (the “User”). Customer shall request by email (the “Request”) the access providing the following information of each User:

-	First and last name, and

-	email address.

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Master Service and Development Agreement	Customer/ Rentschler

23.3.	In order to properly access and use the Extranet, User needs to hold either

-	an Office 365 account provided and managed by Customer (the “Internal Account”); or

-	a Microsoft Account individually created and managed by the User (the “External Account”).

The Extranet uses a secure access authorization system. The secure access authorization requires the application of a second factor that needs to be defined to secure the used account. The second factor can either be a telephone number or mobile app that provides an authentication number.

23.4.	If Customer wants to revoke of the access of a User using an Internal Account, Customer undertakes to block the account and to inform Rentschler without undue delay to enable Rentschler to remove the respective User from the Extranet. Customer alone is liable for any abuse and/or damage arising with or in connection with the Internal Account until the account is blocked.

23.5.	If Customer uses an External Account, the removal of the access can only be carried out by Rentschler due to technical reasons. Customer undertakes to inform Rentschler that the access for an External Account has to be deleted and to provide Rentschler with the necessary information to identify the User (first and last name, email address). The notification has to be given by email to the following email address to Rentschler:

[****]

Rentschler will only accept notifications which have been sent to this above-mentioned email address.

23.6.	Rentschler shall delete the access of the External Account (the “Deleted Account”) within five (5) Business Days (the “Account Closing”). Customer shall be liable for the Deleted Account for any abuse and/or damage arising with or in connection with the External Account until the Account Closing.

23.7.	Rentschler shall establish a workspace for each Work Order. Rentschler may change the system of the Extranet at its discretion. Rentschler can close the workspace ninety (90) days after the termination of each Work Order.

23.8.	Customer shall ensure that all Users comply with the terms and conditions de-scribed in this Section 23. Before uploading Contribution to the Extranet, Customer undertakes to verify that such Contribution does not infringe third party rights. There is no monitoring obligation for Rentschler.

23.9.	Extranet also provides a chat function. Each User bears sole responsibility according to the relevant legal regulations for contents published by it in the Extranet. This applies in particular to the protection of personal and Intellectual Property, the observance of criminal prohibitions as well as the regulations for the protection of children and young persons. Rentschler reserves the right to block/refuse access temporarily and/or permanently to Users who violate the terms of use or who are suspected of such a violation. There is no monitoring obligation for Rentschler.

23.10.	All rights, title and/or interest to any Contribution by each Party shall remain the sole property of the Disclosing Party, unless expressly agreed otherwise in writing.

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Master Service and Development Agreement	Customer/ Rentschler

23.11.	Customer acknowledges and accepts that the use of Extranet is provided on an “AS IS; AS AVAILABLE” basis. Rentschler endeavors to ensure the accuracy and the reliability of the Extranet, but does not guarantee its accuracy or reliability and shall not be liable (whether in ort or contract or otherwise) for any loss or damage by reason of the use of the Extranet, including but not limited to any failure, delay, interruption, error, omission, loss of content, data or information or any violation of data protection regulations, if applicable.

23.12.	Customer shall take proper measures to avoid the intrusion of malicious software from Customer’s computer systems into the Extranet. In the event Customer notices any security leak, Customer shall inform Rentschler immediately thereof. Rentschler my deny access of files that are, according to the results of an internally used scanner for viruses and other malware, under suspicion to contain malicious software until such malicious software is removed or it is clarified that such files do not contain malicious software. In case Customer notices any Contribution in the working space which does not belong to the corresponding Work Order, Customer shall inform Rentschler hereof immediately and shall refrain from using such Contribution.

23.13.	Rentschler may set a limit for the storage space within the Extranet if deemed to be necessary.

23.14.	Customer undertakes to ensure that the Contribution is not accessed by unauthorized third parties. In the event that Customer comes to know of an unauthorized use of the Extranet, Customer shall immediately inform Rentschler thereof. Customer shall refrain from any action to gain unauthorized access to information contained by the Extranet.

23.15.	The confidentiality obligations as agreed in Section 18 of the Agreement apply explicitly to the Contributions to the Extranet.

23.16.	Cellca and Leukocare which are strategic partners of Rentschler may come in contact with Confidential Information if they participate in a Work Order. This shall, however, not constitute a breach of confidentiality, provided that Cellca and Leukocare are bound to terms of confidentiality no less stringent than stipulated in the Agreement.

24.	Miscellaneous

24.1.	This Agreement (including its schedules) constitutes the entire agreement and understanding between the Parties hereto with regard to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof, including, for avoidance of doubt, the Work Order dated August 2nd, 2019 (signed on August 05, 2019), which by its terms is to be supreceded by this Agreement, unless explicitly stated otherewise herein or therein. No subsequently delivered invoice, purchase order, acknowledgement, confirmation, standard terms and conditions, delivery notes or similar document containing terms inconsistent herewith shall be effective to amend or modify this Agreement unless such document expressly states the intention to do so and is signed by both Parties hereto.

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Master Service and Development Agreement	Customer/ Rentschler

24.2.	This Agreement may be amended, modified, superseded or cancelled, only by a written instrument executed by both Parties. The delay or failure of any Party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same. No waiver by any Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

24.3.	This Agreement may not be assigned in whole or in part by one Party to any third party without the prior written consent of the other Party, except that a Party may assign its rights and obligations under this Agreement to an Affiliate or as part of a transaction incloving substantially all of the assets of such Party; provided that any such assignee provides the non-assigning Party with written confirmation that it agrees to be bound by the terms of this Agreement.The failure of either Party to enforce at any time any of the provisions of this Agreement, or to require at any time performance by the other Party of any of the provisions hereof shall in no way be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part thereof, or the right of any Party to enforce each and every provision of this Agreement.

24.4.	If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction all other provisions shall continue in full force and effect. The Parties hereby agree to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the economic, legal and commercial objectives of the invalid or unenforceable provision.This Agreement, its annexes and all Work Orders hereunder shall be governed and construed in accordance with the laws of Germany. The applicability of the United Nations Convention on Contracts for International Sale of Goods, 1980 (the “CISG”) is expressly excluded.

24.5.	The Parties shall undertake all reasonable efforts and make use of the governance mechanisms set out in Section 6 of this Agreement in order to solve in an amicable manner any controversy, dispute or disagreement arising in connection with this Agreement.

To the extent legally permissible, all disputes, claims, disagreements and controversies arising out of or relating to this Agreement, or the subject matter of this Agreement, including any questions regarding its existence, validity, breach or termination, shall be subject to the exclusive jurisdiction of the Chamber for International Commercial Disputes at the Landgericht Frankfurt am Main (Germany). Rentschler may, however, at its sole discretion, choose to file claims against Customer with the competent court at the registered seat of Customer.

(Rest of page intentionally left blank; signatures follow on the next page)

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Master Service and Development Agreement	Customer/ Rentschler

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Rentschler Biopharma SE		Rentschler Biopharma SE

Date:		Date:
Signature:		Signature:
Name:	Frank Mathias	Name:	i.V. Federico Pollano
Position:	CEO	Position:	SVP Business Development

Famewave Ltd.		Famewave Ltd.

Date:		Date:
Signature:		Signature:
Name:	Isaac Israel	Name:	Gil Efron
Position:	CEO	Position:	Deputy CEO & CFO

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Master Service and Development Agreement	Customer/ Rentschler

SCHEDULE A

QUALITY AGREEMENT

The Parties will separately negotiate a Quality Agreement, which will become an integral part of this Agreement when concluded.

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Master Service and Development Agreement	Customer/ Rentschler

SCHEDULE B

COMPLIANCE

1.	Compliance

For Rentschler, it is a matter of course that group members of Rentschler comply with the law and any and all other relevant provisions applicable in the countries where they operate. Rentschler expects the same from its business partners. All of the compliance provisions set forth below shall apply to the Agreement and any related Exhibits, Schedules or Purchase Orders.

2.	Anti-Corruption

Neither Party shall perform any actions that are prohibited by local and other anti-corruption laws that may be applicable to one or both Parties to the Agreement. Without limiting the foregoing, neither Party shall make any payments, or offer or transfer anything of value, to any government official or government employee, to any political party official or candidate for political office or to any other third party related to this Agreement in a manner that would violate Anti-Corruption Laws.

3.	Free competition

Each Party shall comply with the antitrust legislation in force. In particular, no Party shall enter into any anti-competitive agreements with competitors, suppliers, or customers. If a Party is in a dominant position on the market, it shall not abuse this position.

4.	Export

Each Party hereby acknowledges that this Agreement is or might be subject to one or more export control laws, regulations or the like, and agrees that it will not transfer, export or re-export any such item, including any documentation, information or product that incorporates, is derived from or otherwise reveals such, without complying with all applicable export control laws, regulations and like, including obtaining and/or cooperating with the other Party in securing all appropriate licenses and authorizations.

Customer specifically certifies that it will not transfer, export, or re-export any item under this Agreement to any country or entity subject to export control restrictions and/or embargoes under any applicable laws, regulations and the like.

5.	Dealing with Internal Knowledge, Confidentiality

In principle, company and operational secrets must be treated with confidentiality. This shall also apply to any other information (such as customer information) whose confidentiality is in the interest of Rentschler or Rentschler´s customers.

6.	Data Privacy

Both Parties must comply with the applicable statutory and operational principles regarding the protection of data regarding employees, customers, and investors. In order to protect personal data either Party must observe the necessary diligence in the context of the assigned task.

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Master Service and Development Agreement	Customer/ Rentschler

7.	Documentation of Business Transactions

The documentation of any and all business transactions must be complete, transparent, and in compliance with the statutory provisions as well as with any provisions and processes.

8.	Social Responsibility

Rentschler and its customers and business partners respect the dignity of every human being and are committed to the compliance with and the protection of human rights.

Rentschler and its customers and business partners do not tolerate any kind of child labor as well as any exploitation of children and adolescents. Minimum age for the admission to employment must not be under the age for the fulfillment of compulsory education and in no case under fifteen (15) years.

Rentschler disapproves of any form of forced labor.

9.	No Discrimination

The Parties create a working atmosphere characterized by respectful cooperation and strictly oppose to any kind of discrimination on grounds of race or ethnic origin, skin color, gender, religion or philosophy of life, disability, age, or sexual identity.

10.	EHS (Environmental, Health and Safety)

It is Rentschler´s policy to operate in a safe and responsible manner with respect to the environment and health of its employees, customers and business partners and the communities where we operate.

Rentschler will not compromise environmental, health or safety values for other interests; value human life above all else and manage risks accordingly.

Rentschler pursues and continually improves an EHS system and processes to achieve an EHS incident-free environment.

Rentschler complies with applicable laws and set standards.

Rentschler uses its EHS knowledge to enhance the safety and well-being of the communities.

Rentschler expects its customers and business partners to observe the above principles.

11.	Customer will notify Rentschler promptly if (a) Customer or any of Customer’s business partners have reason to believe that a breach of the terms of this schedule has occurred or is likely to occur; or (b) if any conflicts of interest arise after the signing of this Agreement.

12.	Customer will, when and as may be reasonably requested by Rentschler from time to time, provide to Rentschler a written certification in form and substance satisfactory to Rentschler that Customer is in compliance with the terms of this schedule.

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SCHEDULE C

Certificate of Rentschler’s insurance

[****]

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